Exhibit 99.3

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Tim Wallace, Chairman, CEO and President
February 19, 2009
FINAL

Thank you James, and good morning everyone.

The fourth quarter was a challenging period for our businesses. The economic slowdown, coupled with the turmoil in the financial markets, caused many of our customers to refrain from placing orders. Fortunately, our large businesses had backlogs during the fourth quarter that enabled a relatively stable operating environment. We are aggressively pursuing orders and our businesses are collaborating to cut costs and optimize resources. Our low cost, flexible approach is crucial during economic downturns.

During the fourth quarter, the diversification of our portfolio helped compensate for the decrease in earnings of our Rail Group. Both our barge and energy equipment groups had solid fourth quarters, primarily due to the strength of their backlogs and on-going productivity improvements. Our leasing company’s revenue stream helped provide earnings support as well.

Our Rail Group’s revenues were up 10% over last year’s fourth quarter, but earnings were off due to competitive pricing. Our railcar shipments were strong during the fourth quarter. We will experience a significant reduction in shipments during the first quarter as production levels become more aligned with the economic downturn. We have idled some of our factories and are optimizing our production capacity. Steve will provide more information on TrinityRail® in a few minutes during his comments.

Trinity’s Leasing and Management Services Group continued to increase the size of its lease fleet during the fourth quarter. A prolonged tightness in the capital markets coupled with a surplus of railcars has caused us to modify our growth plans for our lease fleet this year. We are remaining very fluid in respect to this and will respond appropriately to market changes.

Our barge business performed very well during the fourth quarter. The strength of our barge backlog is allowing for a stable operating environment. We are continuing to benefit from productivity initiatives associated with having a long run of consistent production. Our barge personnel have done a great job making productivity improvements. We are optimistic that bonus depreciation for equipment purchases within the stimulus bill will benefit our customers and could prompt some orders for barges.

Our Construction Products Group’s financial performance during the fourth quarter was affected by winter weather conditions and the economic slowdown. We are hopeful our concrete and highway products businesses will eventually benefit from the infrastructure portion of the economic stimulus bill. In the meantime, we expect these businesses to have a lower than normal business activity level.

Our structural wind towers business provided strong financial results in the fourth quarter. We are encouraged that President Obama has placed an emphasis on green energy as a key component of our nation’s energy independence program. The stimulus bill extends the Production Tax Credits through 2012, which bodes well for the long term opportunities of our structural wind towers business.

Orders for structural wind towers were strong last year until the financial turmoil hit a crisis stage during the fall. Since then, we have put our growth plans on hold, delaying plans to convert some of our idle factories to wind tower production. Last year when market demand was strong for wind towers, I stated that I expected our wind tower revenue to grow in 5 years to between $800 - $900 million. As a result of the current industry slowdown, it is unrealistic for us to maintain an expectation for revenue growth in this business.

We expect the demand for structural wind towers to improve once the capital markets provide financing for additional wind farms. In the short term, we are highly focused on productivity and cost reduction initiatives. Our large order backlog in this business will provide us with a relatively stable operating environment during 2009. When demand returns, we will be ready. As the leading manufacturer of wind towers in North America, I am confident we can respond quickly once conditions improve.

Last year at this time, we had better visibility into the year and provided consolidated earnings guidance for the entire year. We remain cautious about providing guidance for 2009 because of the on-going volatility of the economy and the hesitancy on the part of our customers to place orders.

I am confident in our abilities to confront the challenges associated with the economic downturn. We have worked for the past several years to position ourselves to be highly competitive in a variety of economic conditions. We have a strong multi-industry business platform with a portfolio of market leading companies. We have good liquidity and remain highly flexible and positioned to respond.

Our success during the fourth quarter reflects the talents of our people; the diversification of our businesses; our emphasis on highly efficient manufacturing; and the strength of our market leadership positions.

We are hopeful that the government’s stimulus initiatives will help jumpstart the economy. We are a very flexible company and we have proven our ability to respond quickly to customers’ needs. During down cycles, we have historically strengthened our portfolio of businesses. We are watching for opportunities while monitoring our businesses and our costs. We stand ready to respond when the economy begins to improve.

I’ll now turn it over to Steve Menzies for his comments.